Exhibit 99.1

Chief Financial Officer,
Secretary & Treasurer

NEWS RELEASE


FOR IMMEDIATE RELEASE


                                  Contact:  William C. McCartney
                                            Chief Financial Officer

                                                       Telephone: (978) 688-1811
                                                       Fax:       (978) 688-2976


   Watts Water Technologies Announces Public Offering of Class A Common Stock


      North Andover, MA....December 1, 2003, Watts Water Technologies, Inc.
(NYSE symbol: "WTS") announced today its intention to offer, subject to market and other conditions, 4,000,000 shares of its Class A common stock pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission. In connection with the offering, Watts will grant the underwriters an option to purchase up to an additional 600,000 shares of Class A common stock from the Company to cover over-allotments, if any.

      The Company expects to use the net proceeds from the offering to fund future acquisitions and for general corporate purposes.

      J.P. Morgan Securities, Inc., will act as sole book running manager for the offering with Robert W. Baird & Co., McDonald Investments Inc., A KeyCorp Company, Needham & Company, Inc. and Morgan Joseph & Co. Inc. acting as co-managers.

      The offering may be made only by means of a prospectus and a related prospectus supplement. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission, copies of which may be obtained when available from J.P. Morgan Securities, Inc., Prospectus Department, One Chase Manhattan Plaza, Level 5B, New York, New York 10081.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

      Watts Water Technologies, Inc. is a supplier of products for use in the water quality, water safety, water flow control and water conservation markets in both North American and Europe.